UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 7, 2012

Dean Foods Company

(Exact name of registrant as specified in charter)

Delaware	1-12755	75-2559681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2711 North Haskell Ave., Suite 3400 Dallas, TX	75204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 303-3400

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Short-Term Incentive Compensation Plan

On March 7, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of Dean Foods Company (the “Company”) established objectives for 2012 short-term incentive payments payable in 2013 to the executive officers and other employees of the Company under the Company’s 2012 Short-Term Incentive Compensation Plan.

Short-term incentive payments for 2012 will be paid based on the achievement of Company and/or business unit financial objectives, and individual objectives for each executive officer. The Committee determines the appropriate relative weight for each factor each year. Short-term incentive payments for 2012 will be based on the achievement of Company and business unit objectives for that portion of the target payment tied to financial objectives, and the Committee’s assessment of each executive officer’s performance in 2012 against their individual objectives for that portion of the target payment tied to individual objectives. The payout factor for the financial component of short-term incentive compensation for each executive officer ranges from zero to 200 percent of that officer’s target payment, depending on actual performance in 2012 against the financial objectives established by the Committee. The payout factor for the individual objective component of short-term incentive compensation for each executive officer ranges from zero to 150 percent of that officer’s target payment, depending on the officer’s performance rating in 2012. The performance rating is determined by the achievement of the individual objectives established by the Committee. If the Company or business unit exceeds 100 percent of its respective financial objectives, then each executive officer’s individual objective payout factor is multiplied by the relevant financial payout factor, resulting in a maximum payout of 300 percent of the individual objective component of the officer’s short-term incentive compensation. The maximum total payout for any executive officer under the formulas above is 240% of the executive officer’s target incentive opportunity.

The key Company financial objective for 2012 is targeted consolidated adjusted operating income. The key financial objectives for the Company’s business units include targeted operating income and net sales where appropriate. The individual objectives include the achievement of strategic goals based on each executive officer’s business unit or area of responsibility. The portion of the Short-Term Incentive Compensation Plan applicable to the Company’s executive officers is attached to this Form 8-K as Exhibit 10.1, and this description is qualified entirely by reference thereto.

Retention Plan

In addition, on March 7, 2012, the Compensation Committee approved objectives for 2012 grants to executive officers pursuant to the Company’s three-year performance-based cash retention plan (the “Retention Plan”). The Retention Plan was previously approved by the Compensation Committee on December 20, 2010, and further described in the Company’s Current Report on Form 8-K filed on December 27, 2010. The Compensation Committee originally contemplated that awards for 2012 would be measured based on achievement of the Company’s or business unit’s strategic growth plan for each respective year related to the officer’s area of responsibility. However, because of the focus on accelerated cost-reduction efforts, the Compensation Committee determined that the objectives used in determining awards pursuant to the Retention Plan during 2012 will be substantially the same as the objectives for the short term-incentive payments, generally consisting of operating income or net sales target as described above. For 2012, payouts range from zero to 100 percent of target payout based on the achievement of such objectives, with a maximum payout equal to 100% of the amount that such executive officer receives pursuant to the short-term incentive compensation plan described above. Achievement of these objectives will be measured as of December 31, 2012. Executives must be employed through June 24, 2013 in order to receive payments for 2012 awards.

Although the Retention Plan originally included Gregg Engles, the Company’s Chief Executive Officer, as a participant, Mr. Engles voluntarily removed himself as a participant from the plan upon approval of the Compensation Committee in March 2011.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Dean Foods Company 2012 Short-Term Incentive Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2012	DEAN FOODS COMPANY

	By:	/s/ Steven J. Kemps

Steven J. Kemps Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Dean Foods Company 2012 Short-Term Incentive Compensation Plan